Exhibit 1

Superior Court of Justice

Electronic Daily Gazette of Justice

Edition No. 2394 - Brasília, Available on: Wednesday, March 14th, 2018 Publication: Thursday, March 15th, 2018

CONFLICT OF COMPETENCE No. 157.099 - RJ (2018/0051390-6)

REPORTING JUDGE	:	MINISTER MARCO BUZZI
PETITIONER	:	OI S.A – UNDER JUDICIAL REORGANIZATION
ATTORNEYS	:	PAULO DE MORAES PENALVA SANTOS - RJ031636 JOSE ROBERTO DE ALBUQUERQUE SAMPAIO - RJ069747
ATTORNEYS	:	ANA TEREZA BASILIO - RJ074802 SÉRGIO RICARDO SAVI FERREIRA - RJ106962
COURT INVOLVED IN CONFLICT OF COMPETENCE	:	7th BUSINESS COURT OF RIO DE JANEIRO - RJ
COURT INVOLVED IN CONFLICT OF COMPETENCE	:	COURT OF APPEALS OF THE STATE OF RIO DE JANEIRO
COURT INVOLVED IN CONFLICT OF COMPETENCE	:	ARBITRAL COURT OF THE ARBITRAL CHAMBER OF THE MARKET OF SÃO PAULO – SP
INTERESTED PARTY	:	BRATEL BV
ATTORNEYS	:	ANNA MARIA DA TRINDADE DOS REIS - DF006811 TIAGO SCHREINER GARCEZ LOPES - DF034763
INTERESTED PARTY	:	SOCIETE MONDIALE FUNDO DE INVESTIMENTO EM ACOES

DECISION

This is a positive competence conflict, with request for preliminary injunction, filed by OI S/A - UNDER JUDICIAL REORGANIZATION, a company that is part of the economic conglomerate known as OI GROUP, involving the 7th Business Court of the Judicial District of the Capital of the State of Rio de Janeiro/RJ, which presides over the Judicial Reorganization of the Petitioner (Proceeding No. 0203711-65.2016.8.19.0001), and the Arbitral Tribunal of the Arbitral Chamber of the Market of São Paulo/SP, under which the arbitral procedure No. 104/18 is undergoing.

The allegations, in short, are: i) that the judicial reorganization plan of the Petitioner was approved by its creditors and duly ratified by the 7th Business Court of  Rio de Janeiro/RJ (pages 431/446, 526/607); ii) that among the determinations contained in the referred judicial reorganization plan there is the provision for the conversion of debts of Oi Group into shares, by means of capital increase, with the purpose of paying the Petitioner’s debts; iii) BRATEL BV – interested party hereto – minority shareholder of OI S/A, requested partial reconsideration of the judicial order that ratified the judicial Reorganization Plan of OI S/A, namely concerning the provision for capital increases of the Company, on the grounds that this subject is a matter of which the decision should be submitted to the Board of Directors of OI S/A. Forthwith, Bratel BV announced that an Extraordinary General Shareholders’ Meeting would be called; iv) the judicial reorganization judge , dismissed the request for reconsideration, from the foundations of which it is possible to extract:

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Superior Court of Justice

Electronic Daily Gazette of Justice

Edition No. 2394 - Brasília, Available on: Wednesday, March 14th, 2018 Publication: Thursday, March 15th, 2018

“(...) the judicial reorganization plan was approved by the absolute majority of the creditors, and the decision homologating it is duly substantiated and reaffirmed the correction of the order that granted to the Chairman of the Oi Group the prerogative and responsibility to negotiate with the creditors a plan that would satisfy the interests of the collectivity (...) Due to what was set forth, and in view of the reasons above, I reject the request of the shareholder Bratel.” Concerning the Extraordinary General Shareholders’ Meeting called, the honorable Judge of the judicial reorganization said “(...) considering the homologation granted to the reorganization plan, and once judicialized, any extrajudicial decision that goes against the issues already homologated in the plan is unfeasible, void and ineffective”. (pages 483/485); v) in this context, the Petitioner adds that “(...) even after all the successive and striking decisions issued by the competent universal Court, Bratel, allied with other minority shareholders, maintained the call for a mock of an Extraordinary General Shareholders’ Meeting, that ended up being held on February 7th, 2018, outside the headquarters of OI S/A, despite the contrary position of the companies under judicial reorganization, supported by well-substantiated decisions of the 7th Business Court Rio de Janeiro.”; vi) during said Extraordinary General Shareholders’ Meeting, the minority shareholders – herein Interested Parties – resolved to dismiss part of the Board of Executive Officers of the Oi Group, as well as authorized the filing of a civil liability lawsuit against the Chief Executive Officer and the Chief Finance and Relationships with Investors Officer; vii) indeed, the Petitioner alleges that “(...) This was, thus, a true attack to the decisions rendered in the case files of the judicial reorganization of Oi Group and to the provisions of the Judicial Reorganization Plan - JRP. Insisting that they should not submit to the decisions of the competent Court, BRATEL and SOCIETÉ MONDIALE called and led a mutiny – disguised as an Extraordinary General Shareholders’ Meeting - to try to dismiss members of the Board of Directors sworn into office based on the sovereign will of the creditors of the Oi Group, who approved the already homologated JRP. The behavior of the minority shareholders is reckless and unacceptable, since, using a subterfuge, they tried to pass an amendment to the JRP, in the absence of the creditors, with the purpose of undermining the order of the judicial reorganization proceeding of Oi Group, and to prevent the fulfillment of the JRP.” (page 5); viii) in this context, the Petitioner requested, by means of interlocutory relief, to the Reorganization Judge, the suspension of the effects of all resolutions of said Extraordinary General Shareholders’ Meeting, held on February 7th, 2018, since such resolutions would have confronted the judicial decision that ratified the judicial reorganization plan, and on this opportunity, the honorable Judge of the 7th Business Court in  Rio de Janeiro/RJ understood that it should “(...) suspend the effects of all the resolutions of the Extraordinary General Shareholders’ Meeting of Oi S/A. held on February 7th, 2018.  (pages 507/508); ix) indeed, to fulfill the judicial reorganization that was approved and judicially duly ratified, the Board of Directors of OI S/A called an extraordinary meeting, to be held on March 5th, 2018 (page 688), in order to start resolving the transactions required for the capital increase of the Petitioner; x) however, as the Petitioner informs,  minority shareholder Bratel BV – Interest Party herein – started, with grounds on Article 68 of the Bylaws of  OI S/A, an arbitral procedure before the Arbitral Chamber of the Market - CAM, in which, as the Petitioner points, an arbitration preliminary decision was issued with the purpose of  “(...) preventing the adoption of the measures provided for in the JRP of Oi Group.” (pages 608/630). It adds that “(...) the Arbitral Tribunal of the Arbitral Chamber of the Market suspended the effects of the resolutions passed in the extraordinary meeting of the Board of Directors of  OI S/A, on March 5th, 2018, the agenda of which was to deal with the measures required for the capital increase and the subscription bonuses, provided for in the Judicial Reorganization Plan.”; xi) the Petitioner points out, in this context, that “(...) the arbitration court considered itself competent to decide and decided, in the end, on the legality of clauses of the Judicial Reorganization Plan approved by the General Creditors’ Meeting – GCM, homologated by the Judicial Court where the reorganization is undergoing, the competence of which is absolute and exclusive. And, as well known, it is exclusively up to the Court of the Judicial Reorganization to adopt the measures required to assure the success of the uplifting procedure, as well as to decide on the matters involving interests of the RJ Debtors.”

In this context, it is requested, on a preliminary basis, that it is ordered “(...) the immediate suspension of the decision issued under the arbitral procedure CAM No. 104/18, that suspended the effects of the resolutions passed during the meeting of the Board of Directors of OI S.A, held on March 5th, 2018.” It further requests to be decreed the legal confidentiality to the action.

On the merits, it is requested that the 7th Business Court of Rio de Janeiro is declared competent. (pages 1/31)

This is the report.

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Superior Court of Justice

Electronic Daily Gazette of Justice

Edition No. 2394 - Brasília, Available on: Wednesday, March 14th, 2018 Publication: Thursday, March 15th, 2018

It is ordered.

The preliminary injunction request is granted.

1. Initially, it must be emphasized that the Second Section of the Superior Court of Justice settled the understanding that ‘the activity developed within the range of arbitration has jurisdictional nature, being it possible to have a conflict of jurisdiction between the State judge and the arbitration chamber” (Jurisdiction Conflict No. 111.230/DF, Reporting Minister NANCY ANDRIGHI, SECOND SECTION, tried on May 8th, 2013, published in the Electronic Gazette of Justice on April 3rd, 2014). In the same line, let us verify

POSITIVE CONFLICT OF COMPETENCE. CIVIL COURT AND ARBITRAL COURT. POSSIBILITY. CONSORTIUM. JUDICIAL REORGANIZATION OF THE CONSORTIUM MEMBER. CREDITS. INCLUSION. PLAN. JURISDICTION OF THE REORGANIZATION COURT.

1. The dispute of the case files is on defining if constriction and expropriation acts directed against a consortium of companies also affect the property of a company that is member of the consortium under judicial reorganization and, in this hypothesis, defining the jurisdiction for the performance of said acts.

2. The case law of this Court has been set in the sense that it is possible, in view of the conclusion that the arbitral activity has jurisdictional nature, for a conflict of competence between the Arbitral Court and a body of the Judiciary to exist, and it is up to the Superior Court of Justice to rule upon it.

3. In the concrete case, credits due to the consortium were included, in the ration of 65% (sixty-five percent) in the judicial reorganization plan of the consortium member.

4. Under the terms of the repeated case law of this Court, the court in which the judicial reorganization is undergoing shall supervise the destination of the properties of the company under judicial reorganization, that shall follow what was decided in the reorganization plan approved by the creditors.

5. Conflict acknowledged to declare the competence of the 7th Business Court of the Jurisdiction of Rio de Janeiro/RJ.

Conflict of Competence no. 148932 / RJ, Reporting Minister Ricardo Villas Bôas Cueva, Electronic Daily Gazette of Justice on February 1st, 2018.

Furthermore: Conflict of Competence 146.939/PA, Reporting Minister MARCO AURÉLIO BELLIZZE, SECOND SECTION, tried on November 23rd, 2016, Electronic Daily Gazette of Justice on November 30th, 2016; Conflict of Competence 106121/AL, Reporting Minister ALDIR PASSARINHO JÚNIOR, SECOND SECTION, tried on November 23rd, 2016, Electronic Daily Gazette of Justice on November 30th, 2016; Special Appeal No. 1.297.974/RJ, Reporting Minister NANCY ANDRIGHI, THIRD PANEL, tried on June 12th, 2012, Electronic Daily Gazette of Justice on June 19th, 2012.

2. Concerning the plausibility of the claimed right, the understanding of the Second Section of this Court is to the effect that the Court in which the judicial reorganization is undergoing has the competence to decide on the cases involving interests and properties of the company under judicial reorganization. To this effect, let us compare the precedents:

INTERNAL INTERLOCUTORY APPEAL ON THE POSITIVE CONFLICT OF COMPETENCE. JUDICIAL REORGANIZATION. CONSTRICTION MEASURES ON PROPERTIES THAT ARE INTEGRAL PART OF THE ASSETS OF THE COMPANY. APPEALED DECISION THAT GRANTED A PRELIMINARY INJUNCTION TO SUSPEND REINFORCEMENT ACTION AGAINST THE PETITIONER. EXISTENCE OF THE LEGAL REQUIREMENTS (FUMUS BONI IURIS AND PERICULUM IN MORA). QUESTIONS BROUGHT BY THE APPELLANT THAT

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Superior Court of Justice

Electronic Daily Gazette of Justice

Edition No. 2394 - Brasília, Available on: Wednesday, March 14th, 2018 Publication: Thursday, March 15th, 2018

SHALL BE EXAMINED WHEN THE MERITS ARE DECIDED. DENIED APPEAL.

1. The understanding of the Second Section of this Court is in the sense that the Court in which is undergoing the judicial reorganization has the competence to decide on the cases involving interests and properties of the company under judicial reorganization.

2. The issues raised by Appellant will be examined when the merits of this conflict are decided, and therefore, the appealed decision that granted the preliminary injunction to suspend reinforcement acts concerning the company under judicial reorganization is being upheld.

3. Internal interlocutory appeal dismissed.

Interlocutory Appeal in Conflict of Competence 149736/DF, Reporting Minister Marco Aurélio Bellizze, Electronic Daily Gazette of Justice on March 13th, 2017. (emphasis added)

INTERNAL INTERLOCUTORY APPEAL ON THE POSITIVE CONFLICT OF COMPETENCE RAISED BY A COMPANY UNDER JUDICIAL REORGANIZATION AGAINST LABOR COURT. JURISDICTION OF THE BANKRUPTCY COURT.

1. Individual reinforcement by Labor Justice and judicial reorganization are concretely incompatible, because one cannot be reinforce without impairing the other.

2. The universal Court has the competence to decide on the cases involving interests and properties of the company under judicial reorganization, including for the progress of the reinforcement acts, even if the credit is prior to the grant of judicial reorganization, and therefore, it should submit to the Plan, under penalty of making the reorganization unfeasible. Precedents of the Superior Court of Justice.

3. Competence of the First Civil Court of Santa Helena de Goiás/GO, for the continuation of Labor Justice reinforcements.

4. Internal interlocutory appeal dismissed.

Interlocutory Appeal in Conflict of Competence 148536 / GO, of this Reporting Minister. Electronic Daily Gazette of Justice on March 15th, 2017.

SPECIAL APPEAL. JUDICIAL REORGANIZATION. CHANGE IN REORGANIZATION PLAN AFTER THE TWO-YEAR TERM OF THE JUDICIAL COURT SUPERVISION. POSSIBILITY, PROVIDED THAT SUPERVISION IS NOT CONCLUDED. PRINCIPLE OF THE PRESERVATION OF THE COMPANY. AMENDMENT SUBMITTED TO THE GENERAL CREDITORS’ MEETING. SOVEREIGNTY OF THE BODY. DISSIDENT DEBTOR WHO SHOULD SUBMIT TO THE NEW RULES OF THE PLAN. PRINCIPLES OF RELEVANCE OF THE INTERESTS OF CREDITORS AND OF PAR CONDITIO CREDITORUM.

1. The Brazilian legislator, when preparing the law concerning reorganization, set forth some principles with axiological-programmatic nature, with the purpose of maintaining the solidity of the different norms composing said legislation. Among them, should be highlighted the principles of relevance of the creditors’ interests; par conditio creditorum; and of preservation of the company, that are found in Article 47 of Act No.  11,101/2005.

2. This legal basis serves as cornerstone for the constitution of the General Creditors’ Meeting, that has the duty of approving or rejecting the judicial reorganization plan, within the template submitted by the Judicial Administrator of the company under judicial reorganization.

3. Furthermore, by means of the “Theory of Games”, it is noticed a strategical interaction between debtor and creditors, presuming a minimum agreement between them concerning the terms outlined in the judicial reorganization plan. These negotiations demonstrate abandonment of an individualized look at each credit and a stronger connection with collective and organized connection.

4. It is discussed the amendment of the originally proposed plan, after the lapse of the two-year term of the judicial supervision – contained in Article 61 of the Bankruptcy Act – without completion of the judicial reorganization of the company under judicial reorganization. Even if the two-year term of judicial supervision expired, there was not, as subsequent action, the conclusion of the judicial reorganization, and therefore the effects of the judicial reorganization still last, thus maintaining the bond of all creditors to the resolution of the General Meeting. 5. Special appeal granted.

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Superior Court of Justice

Electronic Daily Gazette of Justice

Edition No. 2394 - Brasília, Available on: Wednesday, March 14th, 2018 Publication: Thursday, March 15th, 2018

Special Appeal 1302735 / SP, Reporting Minister Luis Felipe Salomão, Electronic Daily Gazette of Justice on April 5th, 2016.

CIVIL PROCEDURAL LAW. INTERNAL INTERLOCUTORY APPEAL ON THE CONFLICT OF COMPETENCE. TAX FORECLOSURE AND JUDICIAL REORGANIZATION. JURISDICTION OF THE UNIVERSAL COURT. ENACTMENT OF ACT No. 13,043, OF NOVEMBER 13TH, 2014. PAYMENT OF THE CREDITS OF COMPANY UNDER JUDICIAL REORGANIZATION IN INSTALLMENTS. CASE LAW UPHELD.

1. The Court under which the judicial reorganization is pending has the competence to decide on the cases involving interests and properties of the company under judicial reorganization.

2. The grant of judicial reorganization does not suspend tax foreclosure, but the acts of constriction or disposal should be submitted to the universal Court.

3. Enactment of Act No. 13,043, of November 13th, 2014, by itself, does not imply a change in the case law of this Second Section concerning jurisdiction of the court supervising the reorganization to examine reinforcement acts against the properties of the company.

4. In the concrete case, the grant of the reorganization procedure and the approval of the correspondent plan are prior to the effectiveness of Act No. 13,043/2014.

5. Interlocutory appeal denied.

Interlocutory Appeal in Conflict of Competence 129290/PE, Reporting Minister Antonio Carlos Ferreira, Electronic Daily Gazette of Justice on December 15th, 2015. (emphasis added).

Furthermore: Conflict of Competence 131.894/SP, Reporting Minister RAUL ARAÚJO, SECOND SECTION, tried on February 26th, 2014, 26/02/2014, Electronic Daily Gazette of Justice on March 31st, 2014; Conflict of Competence 146.657/SP, Reporting Minister MOURA RIBEIRO, SECOND SECTION, tried on October 26th, 2016, Electronic Daily Gazette of Justice December 7th, 2016; Interlocutory Appeal on the Motion for Clarification in Conflict of Competence 136.571/MG, Reporting Minister MARCO AURÉLIO BELLIZZE, SECOND SECTION, tried on May 24th, 2017, Electronic Daily Gazette of Justice May 31st, 2017; Conflict of Competence 145.027/SC, Reporting Minister RICARDO VILLAS BÔAS CUEVA, SECOND SECTION, tried on August 24th, 2016, Electronic Daily Gazette of Justice on August 31st, 2016.

Based on this understanding, it is verified, in the hypothesis of these case files, that the honorable arbitral court decided to “(...) suspend the effects of eventual approval of any resolution concerning the matters contained in the agenda of the “Extraordinary Meeting of the Board of Directors of Oi S.A. to deal with the following agenda: ‘increase of the capital of the Company by means of capitalization of a part of the Unsecured Claims of the Qualified Bondholders, with the issuance of new common shares (clause 4.3.3.5 and other related clauses of the Judicial Reorganization Plan) and subscription bonuses that shall be granted as additional advantages to the subscribers of shares of the increase  (clause 4.3.3.6 and other related clauses of the Judicial Reorganization Plan), as provided in the JRP.” (page 616) In the end, the honorable arbitral court was categorical when ordering that the Petitioner hereof should refrain from implementing the capital increases provided in the Judicial Reorganization Plan, under penalty of BRL 122.923.791,41 (one hundred and twenty-two million, nine hundred twenty-three thousand, seven hundred ninety-one Reais and forty-one cents). (pages 629).

Indeed,  the understanding set forth by the Arbitral Court, considering the usual examination of preliminary injunctions, is not aligned with the above-mentioned case law that, it is repeated, reflects the determination that the Court in which the judicial reorganization is undergoing has the competence to examine and decide on the cases involving interests and properties of the company under judicial reorganization, as provided by Article 47 of the Judicial Reorganization Act, in such a way that, at least in this concise cognition judgment, the probability of the claimed rights stands out, and it shows itself as being prudent and necessary to preserve the jurisdiction of the Court in

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Superior Court of Justice

Electronic Daily Gazette of Justice

Edition No. 2394 - Brasília, Available on: Wednesday, March 14th, 2018 Publication: Thursday, March 15th, 2018

which the judicial reorganization is undergoing, to grant injunctive relief in order to suspend, at least for the time being, the effects of the decision issued by the Arbitral Court.

Moreover, periculum in mora is equally demonstrated, despite the judicial reorganization plan containing express provision concerning capital increases (Clause 4.3.3.5 and related clauses of the Judicial Reorganization Plan and Clauses 4.3.3.6 and related clauses of the same Plan), (pages 564/565) to be performed by the Petitioner, in order to comply with said judicial reorganization plan, the Arbitral Court levied on the Petitioner a high penalty, in the amount of BRL 122.923.791,41 (one hundred and twenty two million, nine hundred twenty-three thousand, seven hundred ninety-one Reais and forty-one cents), in order to have it refraining from complying with the provisions of the judicial reorganization plan which, is registered, was duly approved by the majority of the creditors (pages 526/607), and furthermore judicially ratified by the Court in which the judicial reorganization is undergoing (pages 431/446), demonstrating with this, the risk of damage to the Petitioner when submitting to the above-mentioned fine, without the due control by the Court in which the judicial reorganization is undergoing.

3. Considering the above, based on Article  955, sole paragraph, of the New Civil Procedure Code combined with Precedent 568/SCJ, the preliminary injunction is granted to suspend the effects of the decision issued by the Arbitral Court (pages 608/630), in the case files of arbitral proceeding No. 104/18, that affect the properties of the Petitioner, appointing the 7th Business Court of Rio de Janeiro/RJ,  to provisionally decide on eventual urgent measures, until subsequent resolution of this Reporting Minister.

Under the terms of Article 189, IV, of the New Civil Procedure Code, the legal confidentiality is decreed, by force of the existence of a confidentiality clause in the Bylaws.

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Superior Court of Justice

Electronic Daily Gazette of Justice

Edition No. 2394 - Brasília, Available on: Wednesday, March 14th, 2018 Publication: Thursday, March 15th, 2018

Send official letters to the jurisdictional bodies in conflict, urgently, giving notice and requesting information.

Afterwards, to the Federal Public Prosecution Office to issue its opinion.

Comply with. Publish it. Send the notices.

Brasília, March 8th, 2018.

MINISTER MARCO BUZZI

Reporting Judge

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